Exhibit 99.1

Staples, Inc. Announces Fourth Quarter and Full Year 2015 Performance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--March 4, 2016--Staples, Inc. (Nasdaq: SPLS) announced today the results for its fourth quarter and fiscal year ended January 30, 2016. Total company sales for the fourth quarter of 2015 were $5.3 billion, a decrease of seven percent compared to the fourth quarter of 2014. On a GAAP basis, the company reported net income of $86 million, or $0.13 per diluted share, compared to a net loss of $260 million, or $0.41 per share, in the fourth quarter of 2014. Fourth quarter 2015 results on a GAAP basis include pre-tax charges of $172 million primarily related to restructuring and the acquisition of Office Depot.

Total company sales declined two percent during the fourth quarter, excluding the impact of store closures in North America during the past year and changes in foreign exchange rates. Excluding the impact of charges taken during the fourth quarter of 2015, as well as certain tax items, the company reported non-GAAP net income of $168 million, or $0.26 per diluted share.

Fourth Quarter 2015 Highlights

  Improved operating margin rate in North American Commercial and North American Stores and Online versus Q4 2014.
  Grew sales in Staples.com one percent in local currency and improved operating margin rate versus Q4 2014.
  Grew copy and print sales in North American Stores and Online versus Q4 2014.
  Total company non-GAAP operating income rate of 5.1 percent unchanged versus Q4 2014.
  Eliminated approximately $550 million of annualized costs in 2014 and 2015 combined.
  Closed 12 stores in Q4 and 73 stores for the full year 2015 in North America for a total of 242 store closures in 2014 and 2015 combined.
  Returned $308 million to shareholders through cash dividends in 2015.
  Extended Office Depot merger agreement and financing arrangements in early 2016 to allow for the completion of ongoing federal court litigation with the Federal Trade Commission.
  In early 2016, the European Commission announced its approval of Staples’ acquisition of Office Depot subject to certain divestiture requirements.
  In early 2016, the company entered into an agreement with Essendant to divest more than $550 million of office products revenue and related assets subject to the successful completion of the acquisition of Office Depot.

Fourth Quarter 2015 Financial Summary
	Fourth Quarter
(dollar amounts in millions, except per share data)	2015	2014	Change
Total company sales	$5,268	$5,656	-6.9%
Total company sales excluding the impact of store closures and changes in foreign exchange rates*			-2.0%

GAAP operating income	$133	($197)	$330
Non-GAAP operating income*	$267	$287	-$20

GAAP operating income rate	2.5%	-3.5%	599 basis points
Non-GAAP operating income rate*	5.1%	5.1%	-1 basis point

GAAP net income	$86	($260)	$346
Non-GAAP net income*	$168	$198	-$30

GAAP earnings per diluted share	$0.13	($0.41)	NM
Non-GAAP earnings per diluted share*	$0.26	$0.31	-16%

*Indicates a non-GAAP measure. Refer to “Presentation of Non-GAAP Information” and the accompanying reconciliations for more detailed information about these non-GAAP measures.

“In 2015, our top priority was to stabilize total company sales and earnings after a few years of heavy investment to transform Staples,” said Ron Sargent, Staples’ chairman and chief executive officer. “While our Q4 results came in at the lower end of our expectations, we continued to make good progress on many of our key initiatives, and we have a solid plan to get back to earnings growth in 2016.”

Total company non-GAAP operating income rate declined 1 basis point to 5.06 percent from an operating income rate of 5.07 percent achieved during the fourth quarter of 2014. This reflects the negative impact of fixed costs on lower sales offset by improved product margin rate in North American Stores and Online and aggressive cost management.

Full Year 2015 Financial Summary
	Full Year
(dollar amounts in millions, except per share data)	2015	2014	Change
Total company sales	$21,059	$22,492	-6.4%
Total company sales excluding the impact of store closures and changes in foreign exchange rates*			-0.6%

GAAP operating income	$641	$310	$331
Non-GAAP operating income*	$924	$958	-$34

GAAP operating income rate	3.0%	1.4%	167 basis points
Non-GAAP operating income rate*	4.4%	4.3%	13 basis points

GAAP net income	$379	$135	$244
Non-GAAP net income*	$578	$623	-$45

GAAP earnings per diluted share	$0.59	$0.21	181%
Non-GAAP earnings per diluted share*	$0.89	$0.96	-7%

*Indicates a non-GAAP measure. Refer to “Presentation of Non-GAAP Information” and the accompanying reconciliations for more detailed information about these non-GAAP measures.

For the full year 2015, total company sales decreased six percent to $21.1 billion compared to full year 2014. Total company sales declined less than one percent versus the prior year, excluding the impact of store closures in North America during the past year and changes in foreign exchange rates.

On a GAAP basis, the company reported net income of $379 million, or $0.59 per diluted share, compared to net income of $135 million, or $0.21 per diluted share, in the full year 2014. On a non-GAAP basis, the company reported net income of $578 million, or $0.89 per diluted share, during 2015, compared to $623 million, or $0.96 per diluted share, during the prior year.

The company generated operating cash flow of $978 million and invested $381 million in capital expenditures in 2015, resulting in free cash flow of $597 million for the full year. The company returned $308 million to shareholders through cash dividends in 2015. At the end of 2015, the company had $1.9 billion in liquidity, including $825 million in cash and cash equivalents.

North American Stores and Online
	Fourth Quarter			Full Year
(dollar amounts in millions)	2015	2014	Change	2015	2014	Change
Sales	$2,446	$2,699	-9.3%	$9,538	$10,449	-8.7%
Comparable sales*			-4%			-3%
Comparable store sales			-5%			-4%
Staples.com sales growth			1%			1%

Operating income	$126	$135	-$9	$429	$473	-$44
Operating income rate	5.1%	5.0%	14 basis points	4.5%	4.5%	-3 basis points

*Comparable sales includes comparable store sales and Staples.com sales growth excluding the impact of changes in foreign exchange rates.

Sales for the fourth quarter of 2015 were $2.4 billion, a decrease of nine percent compared to the fourth quarter of 2014. Sales growth was negatively impacted by approximately three percent due to changes in foreign exchange rates versus the prior year. Sales growth was also negatively impacted by two percent due to store closures during the past year. Comparable sales, which combines comparable store sales and Staples.com sales growth excluding the impact of changes in foreign exchange rates, declined four percent versus the prior year. Sales declines in business machines, technology accessories, and mobility were partially offset by growth in copy and print, and mail and ship supplies. Comparable store sales decreased five percent, reflecting a four percent decline in average order size and a two percent decline in traffic versus the prior year. Staples.com sales declined two percent in U.S. dollars and grew one percent on a local currency basis during the fourth quarter of 2015. Operating income rate increased 14 basis points to 5.1 percent compared to the fourth quarter of 2014. This increase primarily reflects improved product margin rate and lower incentive compensation expense versus the prior year. This was partially offset by increased delivery expense, increased marketing expense as a percentage of sales, and the negative impact of lower sales on fixed expenses.

For the full year 2015, North American Stores and Online achieved sales of $9.5 billion, a decrease of nine percent compared to 2014. Sales growth was negatively impacted by approximately three percent due to store closures during the past year. Sales growth was also negatively impacted by approximately three percent due to changes in foreign exchange rates versus the prior year. Full year 2015 operating income rate declined 3 basis points to 4.5 percent versus 2014. In 2015, the company closed 63 stores in the U.S. and closed 10 stores in Canada, ending the year with 1,607 stores in North America.

North American Commercial
	Fourth Quarter			Full Year
(dollar amounts in millions)	2015	2014	Change	2015	2014	Change
Sales	$2,031	$2,059	-1.4%	$8,361	$8,270	1.1%

Operating income	$155	$145	$10	$599	$571	$28
Operating income rate	7.6%	7.1%	57 basis points	7.2%	6.9%	27 basis points

Sales for the fourth quarter of 2015 were $2.0 billion, a decline of one percent in U.S. dollars or flat on a local currency basis compared to the fourth quarter of 2014. Sales declines in ink and toner, furniture, and business machines were partially offset by growth in facilities supplies, breakroom supplies and promotional products. Operating income rate increased 57 basis points to 7.6 percent compared to the fourth quarter of 2014. This improvement primarily reflects increased product margin rate and lower incentive compensation expense versus the prior year. This was partially offset by investments in sales force to drive growth in categories beyond office supplies.

For the full year 2015, North American Commercial achieved sales of $8.4 billion, an increase of one percent in U.S. dollars or two percent on a local currency basis compared to 2014. Full year 2014 operating income rate increased 27 basis points to 7.2 percent versus 2014.

International Operations
	Fourth Quarter			Full Year
(dollar amounts in millions)	2015	2014	Change	2015	2014	Change
Sales	$791	$898	-12.0%	$3,160	$3,773	-16.3%

Operating income	$0	$20	-$20	-$41	-$21	-$20
Operating income rate	0.1%	2.2%	-212 basis points	-1.3%	-0.6%	-75 basis points

Sales for the fourth quarter of 2015 were $791 million, a decrease of twelve percent in U.S. dollars and a decrease of one percent on a local currency basis compared to 2014. This was primarily driven by sales declines in Europe, partially offset by double-digit growth in China. Comparable store sales in Europe declined eleven percent during the fourth quarter of 2015, primarily reflecting a decrease in traffic versus the prior year. Operating income rate for International Operations decreased 212 basis points to 0.1 percent compared to the fourth quarter of 2014. This decrease primarily reflects lower product margin rate in Europe Contract and the negative impact of lower sales on fixed expenses in Europe, partially offset by improved profitability in Australia, China, and South America.

For the full year 2015, International Operations achieved sales of $3.2 billion, a decrease of sixteen percent in U.S. dollars and a decrease of two percent on a local currency basis compared to 2014. Full year 2015 operating income rate decreased 75 basis points to an operating loss of 1.3 percent compared to the prior year. The company ended the year with 278 stores in Europe.

Outlook
For the first quarter of 2016, the company expects sales to decrease versus the first quarter of 2015. The company expects to achieve fully diluted non-GAAP earnings per share in the range of $0.16 to $0.18 for the first quarter of 2016. The company’s guidance reflects the unfavorable impact of the stronger U.S. dollar on sales and earnings. The company’s earnings guidance excludes any potential costs related to the company’s planned acquisition of Office Depot and the impact related to ongoing store closures. For the full year 2016, the company expects to generate approximately $600 million of free cash flow excluding the impact of payments associated with financing for the acquisition of Office Depot. The company plans to close approximately 50 stores in North America in 2016.

Presentation of Non-GAAP Information
This press release presents certain results with and without restructuring and other charges, long-lived asset impairment, costs related to the acquisition of Office Depot, costs related to the previously announced PNI data security incident, certain discrete tax items, as well as other previously disclosed charges that the company incurred in 2015 and 2014. This press release also presents certain results both with and without the impact of fluctuations in foreign currency exchange rates and with and without the impact of store closures. The presentation of these results, as well as the presentation of free cash flow, are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. Management believes that the non-GAAP financial measures enable management and investors to understand and analyze the company’s performance by providing meaningful information that facilitates the comparability of underlying business results from period to period. Management uses these non-GAAP financial measures to evaluate the operating results of the company’s business against prior year results and its operating plan, and to forecast and analyze future periods. Management recognizes there are limitations associated with the use of non-GAAP financial measures as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. Management generally compensates for these limitations by considering GAAP as well as non-GAAP results. In addition, management provides a reconciliation to the most comparable GAAP financial measure. With respect to earnings per share and free cash flow, financial guidance on a GAAP basis has not been provided given that current estimates for charges to be incurred related to the planned acquisition of Office Depot, and ongoing store closures, and the potential related impact on cash flow, cannot be reasonably estimated.

Today's Conference Call
The company will host a conference call today at 8:00 a.m. (ET) to review these results and its outlook. Investors may listen to the call at http://investor.staples.com.

About Staples
Staples makes it easy to make more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Headquartered outside of Boston, Staples operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (SPLS) is available at www.staples.com.

IMPORTANT ADDITIONAL INFORMATION
In connection with the proposed merger, Staples has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of Office Depot that also constitutes a prospectus of Staples. Staples filed the final proxy statement/prospectus with the SEC on May 18, 2015. The registration statement was declared effective by the SEC on May 15, 2015. Office Depot mailed the definitive proxy statement/prospectus to stockholders of Office Depot on or about May 19, 2015, and the stockholders approved the transaction on June 19, 2015. The registration statement and the proxy statement/prospectus contain important information about Staples, Office Depot, the transaction and related matters. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus (including all amendments and supplements thereto) carefully.

Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Staples and Office Depot through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders may obtain free copies of the registration statement and the definitive proxy statement/prospectus from Staples by contacting Staples’ Investor Relations Department at 800-468-7751 or from Office Depot by contacting Office Depot’s Investor Relations Department at 561-438-7878.

Safe Harbor for Forward-Looking Statements
Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under “Outlook” and other statements regarding our future business and financial performance, the proposed transaction between Staples and Office Depot, the expected timetable for satisfying conditions to the merger, including receiving regulatory approvals, and completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and Staples management’s future expectations, beliefs, goals, plans or prospects. Any statements contained in this news release that are not statements of historical fact should be considered forward-looking statements. You can identify forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative, although not all forward-looking statements include such words. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results or events may differ materially from those indicated by such forward-looking statements as a result of risks, uncertainties and other important factors, including but not limited to the ability to consummate the transaction; the risk that regulatory approvals required for the merger are not obtained or are obtained after delays or subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist shareholders to the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability to successfully integrate Staples’ and Office Depot’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and the other factors discussed or referenced in our annual report on Form 10-K filed on March 4, 2016 with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Millions, Except Share Data)
(Unaudited)
	January 30, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$825	$627
Receivables, net	1,899	1,928
Merchandise inventories, net	2,078	2,144
Prepaid expenses and other current assets	310	252
Total current assets	5,112	4,951

Property and equipment:
Land and buildings	908	948
Leasehold improvements	1,184	1,231
Equipment	2,902	2,825
Furniture and fixtures	967	1,016
Total property and equipment	5,961	6,020
Less: Accumulated depreciation	4,375	4,314
Net property and equipment	1,586	1,706

Intangible assets, net of accumulated amortization	274	335
Goodwill	2,653	2,680
Other assets	547	636
Total assets	$10,172	$10,308
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,894	$1,867
Accrued expenses and other current liabilities	1,353	1,330
Debt maturing within one year	17	92
Total current liabilities	3,264	3,289

Long-term debt, net of current maturities	1,018	1,018
Other long-term obligations	506	688

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $.0006 par value, 2,100,000,000 shares authorized; issued and outstanding 946,964,792 and 645,723,603 shares at January 30, 2016 and 941,561,541 shares and 640,320,352 shares at January 31, 2015, respectively	1	1
Additional paid-in capital	5,010	4,935
Accumulated other comprehensive loss	(1,116)	(1,041)
Retained earnings	6,900	6,829
Less: Treasury stock at cost, 301,241,189 shares at January 30, 2016 and January 31, 2015	(5,419)	(5,419)
Total Staples, Inc. stockholders’ equity	5,376	5,305
Noncontrolling interests	8	8
Total stockholders’ equity	5,384	5,313
Total liabilities and stockholders’ equity	$10,172	$10,308

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Amounts in Millions, Except Per Share Data)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Sales	$5,268	$5,656	$21,059	$22,492
Cost of goods sold and occupancy costs	3,887	4,170	15,545	16,691
Gross profit	1,381	1,486	5,514	5,801
Operating expenses:
Selling, general and administrative	1,134	1,189	4,600	4,816
Impairment of goodwill and long-lived assets	25	434	50	470
Restructuring charges	66	44	151	171
Amortization of intangibles	16	16	67	62
Total operating expenses	1,241	1,683	4,868	5,518

(Loss) gain on sale of businesses and assets, net	(7)	—	(5)	27

Operating income (loss)	133	(197)	641	310

Other income (expense):
Interest income	1	1	3	3
Interest expense	(48)	(12)	(139)	(49)
Other income (expense), net	(5)	2	(13)	4
Income (loss) before income taxes	81	(206)	492	268
Income tax (benefit) expense	(5)	54	113	133
Net income (loss)	$86	$(260)	$379	$135

Basic Earnings Per Common Share:
Basic Earnings Per Common Share	$0.13	$(0.41)	$0.59	$0.21
Diluted Earnings Per Common Share	$0.13	$(0.41)	$0.59	$0.21

Dividends declared per common share	$0.12	$0.12	$0.48	$0.48

STAPLES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Dollar Amounts in Millions)

	13 Weeks Ended
	January 30, 2016	January 31, 2015

Consolidated comprehensive income (loss)	$83	$(657)

	52 Weeks Ended
	January 30, 2016	January 31, 2015
Consolidated net income	$379	$135

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(132)	(403)
Disposal of foreign business, net	—	(1)
Deferred pension and other post-retirement benefit costs, net	57	(130)
Other comprehensive loss, net of tax	(75)	(534)

Consolidated comprehensive income (loss)	$304	$(399)

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in Millions)
(Unaudited)

	52 Weeks Ended
	January 30, 2016	January 31, 2015
Operating Activities:
Net income	$379	$135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	388	405
Amortization of intangibles	67	62
Loss (gain) on sale of businesses and assets, net	5	(27)
Impairment of goodwill and long-lived assets	50	470
Inventory write-downs related to restructuring activities	1	26
Stock-based compensation	63	64
Excess tax benefits from stock-based compensation arrangements	(5)	(1)
Deferred income tax expense (benefit)	28	(49)
Other	11	12
Changes in assets and liabilities:
Increase in receivables	(19)	(184)
Decrease in merchandise inventories	18	62
(Increase) decrease in prepaid expenses and other assets	(41)	138
Increase (decrease) in accounts payable	63	(59)
Increase (decrease) in accrued expenses and other liabilities	110	(24)
(Decrease) increase in other long-term obligations	(140)	13
Net cash provided by operating activities	978	1,043

Investing Activities:
Acquisition of property and equipment	(381)	(361)
Proceeds from the sale of property and equipment	27	5
Sale of businesses, net	2	59
Acquisition of businesses, net of cash acquired	(22)	(78)
Net cash used in investing activities	(374)	(375)

Financing Activities:
Proceeds from the exercise of stock options and sale of stock under employee stock purchase plans	41	49
Proceeds from borrowings	7	23
Payments on borrowings, including payment of deferred financing fees and capital lease obligations	(99)	(50)
Cash dividends paid	(308)	(307)
Excess tax benefits from stock-based compensation arrangements	5	1
Repurchase of common stock	(24)	(208)
Net cash used in financing activities	(378)	(493)
Effect of exchange rate changes on cash and cash equivalents	(28)	(48)
Net increase in cash and cash equivalents	198	127
Cash and cash equivalents at beginning of period	627	492
Cash and cash equivalents at end of period	825	619
Add: Cash and cash equivalents attributed to disposal group held for sale at February 1, 2014	—	8
Cash and cash equivalents at the end of the period	$825	$627

STAPLES, INC. AND SUBSIDIARIES
Segment Reporting
(Amounts in Millions)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
	Sales
North American Stores & Online	$2,446	$2,699	$9,538	$10,449
North American Commercial	2,031	2,059	8,361	8,270
International Operations	791	898	3,160	3,773
Total segment sales	$5,268	$5,656	$21,059	$22,492

	Business Unit Income (Loss)
North American Stores & Online	$126	$135	$429	$473
North American Commercial	155	145	599	571
International Operations	—	20	(41)	(21)
Business unit income	281	300	987	1,023
Stock-based compensation	(14)	(13)	(63)	(64)
Impairment of goodwill and long-lived assets	(25)	(434)	(50)	(470)
(Loss) gain on sale of businesses and assets, net	(7)	—	(5)	27
Restructuring charges	(66)	(44)	(151)	(171)
Inventory write-downs related to restructuring activities	—	—	(1)	(26)
Accelerated depreciation related to restructuring activities	—	(5)	(5)	(9)
Interest and other expense, net	(52)	(9)	(149)	(42)
Merger-related costs	(20)	—	(53)	—
PNI data security incident costs	(16)	—	(18)	—
Income (loss) before income taxes	$81	$(206)	$492	$268

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Income Statement Disclosures
(Dollar Amounts in Millions, Except Per Share Data)
(Unaudited)
For the non-GAAP measures related to results of operations, reconciliations to the most directly comparable GAAP measures are shown below (amounts in millions, except per share data):

	13 Weeks Ended
	January 30, 2016
	GAAP	Restructuring charges	Impairment of long-lived assets	Loss on sale of businesses and assets, net	Merger- related costs	PNI data security incident costs	Non- GAAP
Operating income	$133	$66	$25	$7	$20	$16	$267
Interest and other expense, net	52				38		14
Income before income taxes	81						253

Income tax (benefit) expense	(5)						(5)
Adjustments	—						90
Adjusted income tax (benefit) expense	(5)						85

Net income	$86						$168

Effective tax rate	(6.6)%						33.5%

Diluted earnings per common share	$0.13						$0.26

	52 Weeks Ended
	January 30, 2016
	GAAP	Inventory write-downs related to restructuring activities	Restructuring charges	Impairment of long-lived assets & accelerated depreciation	Loss on sale of businesses and assets, net	Merger- related costs	PNI data security incident costs	Non-GAAP
Gross profit	$5,514	$1	$—	$—	$—	$—	$—	$5,515
Gross profit rate	26.2%							26.2%

Operating income	641	1	151	55	5	53	18	924
Interest and other expense, net	149					94		55
Income before income taxes	492							869

Income tax expense	113							113
Adjustments	—							178
Adjusted income tax expense	113							291

Net income	$379							$578

Effective tax rate	23.0%							33.5%

Diluted earnings per common share	$0.59							$0.89

	13 Weeks Ended
	January 31, 2015
	GAAP	Restructuring charges	Accelerated depreciation	Impairment of goodwill and long lived assets	Non-GAAP
Operating (loss) income	$(197)	$44	$5	$434	$286
Interest and other expense, net	9				9
(Loss) income before income taxes	(206)				277

Income tax expense	54				54
Adjustments	—				25
Adjusted income tax expense	54				79

Net (loss) income	$(260)				$198

Effective tax rate	(26.5)%				28.6%

Diluted earnings per common share	$(0.41)				$0.31

Weighted average common shares outstanding	638				638
Effect of dilutive securities	—				5
Weighted average common shares outstanding assuming dilution	638				643

	52 Weeks Ended
	January 31, 2015
	GAAP	Inventory write-downs	Restructuring charges	Accelerated depreciation	Impairment of goodwill & long-lived assets	Gain on sale of businesses, net	Non-GAAP
Gross profit	$5,801	$26	$—	$—	$—	$—	$5,827
Gross profit rate	25.8%						25.9%

Operating income	310	26	171	9	470	(27)	958
Interest and other expense, net	42						42
Income from continuing operations before income taxes	268						916

Income taxes	133						133
Adjustments	—						160
Adjusted income taxes	133						293

Income from continuing operations	$135						$623

Effective tax rate	49.8%						32.0%

Diluted earnings per common share	$0.21						$0.96

Note that certain percentage figures shown in the tables above may not recalculate due to rounding.

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Sales Growth
(Dollar amounts in Millions)
(Unaudited)
Staples.com Sales Growth
	Fourth quarter of fiscal 2015	Fourth quarter of fiscal 2014	Change
GAAP sales	$650	$663	$(13)
GAAP sales growth	(2.0)%

Impact of changes in exchange rates	$17

Non-GAAP sales	$667	$663	$4
Non-GAAP sales growth	0.5%

	Fiscal 2015	Fiscal 2014	Change
GAAP sales	$2,370	$2,393	$(23)
GAAP sales growth	(1.0)%

Impact of changes in exchange rates	$60

Non-GAAP sales	$2,430	$2,393	$37
Non-GAAP sales growth	1.5%

	13 Weeks Ended January 30, 2016
	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Stores & Online	(9.3)%	3.3%	(6.0)%
North American Commercial	(1.4)%	0.9%	(0.5)%
International Operations	(12.0)%	10.6%	(1.4)%
Total sales	(6.9)%	3.6%	(3.3)%

	52 Weeks Ended January 30, 2016
	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Stores & Online	(8.7)%	3.0%	(5.7)%
North American Commercial	1.1%	0.9%	2.0%
International Operations	(16.3)%	14.5%	(1.8)%
Total sales	(6.4)%	4.2%	(2.2)%

This presentation refers to growth rates in local currency so that business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Staples' business performance. To present this information, current period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the prior year average monthly exchange rates.

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Sales Growth (continued)
(Unaudited)
13 Weeks Ended January 30, 2016
GAAP sales growth	(6.9)%
Impact of change in exchange rates	(3.6)%
Impact of store closures	(1.2)%
Non-GAAP sales growth	(2.1)%

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of Free Cash Flow Disclosures
(Amounts in Millions)
(Unaudited)
	52 Weeks Ended
	January 30, 2016	January 31, 2015
Net cash provided by operating activities	$978	$1,043
Acquisition of property and equipment	(381)	(361)
Free cash flow	$597	$682

Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the company's ability to generate cash and invest in its business.

CONTACT:
Staples, Inc.
Media Contact:
Kirk Saville, 508-253-8530
Investor Contact:
Chris Powers/Scott Tilghman, 508-253-4632/1487